News Release
FOR IMMEDIATE RELEASE
TEREX ANNOUNCES THIRD QUARTER 2013 RESULTS

WESTPORT, CT, October 23, 2013-- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $89.3 million, or $0.77 per share for the third quarter of 2013, as compared to income from continuing operations of $30.2 million, or $0.27 per share for the third quarter of 2012. Income from continuing operations as adjusted in the third quarter of 2012 was $0.62 per share when excluding the costs associated with debt repayments and certain other items in the quarter. The glossary at the end of this press release contains further details regarding these items.

Net sales were $1,810.6 million in the third quarter of 2013, a decrease of 0.6% from $1,822.0 million in the third quarter of 2012. Income from operations was $140.9 million in the third quarter of 2013, an increase of $9.0 million when compared to income from operations of $131.9 million in the third quarter of 2012. Excluding the impact of certain items in the third quarter of 2012, income from operations as adjusted was approximately $140 million.

All results are for continuing operations, unless stated otherwise. All per share amounts are on a fully diluted basis. A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

“Our third quarter operating results were as we expected but with a better tax rate,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “The current environment is mixed overall, and remains challenging to predict. We are seeing strength in early-cycle product categories where demand is mostly replacement driven. We continue to have strong performance from our Aerial Work Platforms (AWP) business and solid execution by our Materials Processing business. As expected, we achieved significantly better performance from our Material Handling & Port Solutions (MHPS) segment compared to the first half of this year. Our Cranes segment continues to experience soft market conditions and our Construction businesses remain challenged. Geographically, the global economy is best described as lacking a clear direction. North America remains the most stable market overall. Europe has seen slight improvements in certain products, mostly in our AWP segment, and the Middle East continues to provide growth. However, overall weakness in Europe and Australia have offset the growth we have experienced in other markets.”

Mr. DeFeo continued, “Our operating margins have remained consistent. However, we expected 2013 to be a year of significant sales growth, and this has not occurred. Our businesses that have a significant portion of products dependent on non-residential construction have not recovered as quickly as we had expected. Businesses that are less dependent on non-residential construction, such as our Port Solutions and AWP businesses, are seeing improving business conditions. This, along with our interaction with customers globally, is what provides a level of support that a broad-based recovery is more a matter of when it will happen, not if it will happen.”

Outlook: Mr. DeFeo added, “We now expect earnings per share to be between $2.05 and $2.25 per share, excluding restructuring and other unusual items, an increase from our previous guidance of $1.90 to $2.10 per share. The improvement in guidance is driven by an anticipated lower full year adjusted effective tax rate of approximately 33% which adds approximately $0.15 of earnings per share. With respect to our underlying business, earnings expectations remain unchanged although on slightly lower net sales of $7.3 billion to $7.5 billion.”

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release.

Capital Structure: The Company’s liquidity at September 30, 2013 decreased by $229.6 million compared to June 30, 2013, primarily as a result of the purchase of minority shares of Terex Material Handling & Port Solutions AG (TMHPS AG, formerly Demag Cranes AG), and totaled $766.3 million, which comprised cash balances of $370.6 million and borrowing availability under the Company’s revolving credit facilities of $395.7 million.

Kevin Bradley, Terex Senior Vice President and Chief Financial Officer, commented, “We generated free cash flow in the third quarter of approximately $87 million, bringing the free cash flow total to approximately $262 million for the first nine months of 2013. We also repurchased most of the outstanding minority shares of TMHPS AG, and have commenced the squeeze out procedure to attain 100% ownership. These actions are consistent with the Company’s plans to simplify its capital structure as this will eliminate the obligation to make guaranteed payments to the minority shareholders and will also remove the complexity and financial cost of maintaining the entity as a German public company. We continue to anticipate generating free cash flow in excess of $400 million for the full year of 2013.”

Return on Invested Capital (ROIC) was 6.0% for the trailing twelve months ended September 30, 2013.

Taxes: The effective tax rate for the third quarter of 2013 was 19.0% as compared to an effective tax rate of 23.7% for the third quarter of 2012. Included in the lower reported third quarter of 2013 tax rate is a benefit from the release of uncertain tax provisions partially offset by the impact of the U.K. income tax rate reduction.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 26.0% at September 30, 2013, as compared to 26.6% at September 30, 2012. The Company continues to target its Working Capital as a percent of Trailing Three Month Annualized Net Sales to be approximately 22% at the end of 2013.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $1,833.4 million at September 30, 2013, an increase of approximately 7% from September 30, 2012 and a decrease of approximately 16% from June 30, 2013. Strong demand for AWP products along with existing large port equipment orders for MHPS, which are now deliverable in the next twelve months contributed positively to the increased backlog on a year over year basis. This was partially offset by lower demand for Cranes products.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, October 24, 2013 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including Terex Material Handling & Port Solutions AG; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our ability to timely manufacture and deliver products to customers; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$1,810.6	$1,822.0	$5,441.9	$5,652.9
Cost of goods sold	(1,423.5)	(1,443.4)	(4,370.8)	(4,514.9)
Gross profit	387.1	378.6	1,071.1	1,138.0
Selling, general and administrative expenses	(246.2)	(246.7)	(776.5)	(767.3)
Income (loss) from operations	140.9	131.9	294.6	370.7
Other income (expense)
Interest income	1.5	1.3	5.0	6.4
Interest expense	(31.8)	(42.6)	(96.6)	(130.0)
Loss on early extinguishment of debt	—	(49.9)	(5.2)	(52.3)
Other income (expense) – net	(1.2)	(3.6)	(6.1)	(2.7)
Income (loss) from continuing operations before income taxes	109.4	37.1	191.7	192.1
(Provision for) benefit from income taxes	(20.8)	(8.8)	(64.2)	(61.7)
Income (loss) from continuing operations	88.6	28.3	127.5	130.4
Income (loss) from discontinued operations – net of tax	5.5	—	5.5	2.5
Gain (loss) on disposition of discontinued operations- net of tax	(0.4)	—	2.6	2.3
Net income (loss)	93.7	28.3	135.6	135.2
Net (income) loss attributable to noncontrolling interest	0.7	1.9	4.0	3.9
Net income (loss) attributable to Terex Corporation	$94.4	$30.2	$139.6	$139.1
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$89.3	$30.2	$131.5	$134.3
Income (loss) from discontinued operations – net of tax	5.5	—	5.5	2.5
Gain (loss) on disposition of discontinued operations – net of tax	(0.4)	—	2.6	2.3
Net income (loss) attributable to Terex Corporation	$94.4	$30.2	$139.6	$139.1
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.80	$0.27	$1.19	$1.22
Income (loss) from discontinued operations – net of tax	0.05	—	0.05	0.02
Gain (loss) on disposition of discontinued operations – net of tax	—	—	0.02	0.02
Net income (loss) attributable to Terex Corporation	$0.85	$0.27	$1.26	$1.26
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.77	$0.27	$1.13	$1.19
Income (loss) from discontinued operations – net of tax	0.04	—	0.05	0.02
Gain (loss) on disposition of discontinued operations – net of tax	—	—	0.02	0.02
Net income (loss) attributable to Terex Corporation	$0.81	$0.27	$1.20	$1.23
Weighted average number of shares outstanding in per share calculation
Basic	111.3	110.5	111.1	110.3
Diluted	116.2	113.3	116.0	113.2

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$370.6	$678.0
Trade receivables (net of allowance of $46.3 and $38.8 at September 30, 2013 and December 31, 2012, respectively)	1,164.5	1,077.7
Inventories	1,742.9	1,715.6
Other current assets	325.5	326.1
Total current assets	3,603.5	3,797.4
Non-Current assets
Property, plant and equipment – net	793.4	813.3
Goodwill	1,241.9	1,245.3
Intangible assets – net	448.9	474.4
Other assets	401.8	415.8
Total assets	$6,489.5	$6,746.2

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$90.5	$83.8
Trade accounts payable	709.8	635.5
Accrued compensation and benefits	242.4	226.2
Accrued warranties and product liability	96.5	97.6
Customer advances	312.1	312.9
Other current liabilities	376.6	352.8
Total current liabilities	1,827.9	1,708.8
Non-current liabilities
Long-term debt, less current portion	1,815.4	2,014.9
Retirement plans	429.0	430.7
Other non-current liabilities	239.4	313.6
Total liabilities	4,311.7	4,468.0

Commitments and contingencies
Redeemable noncontrolling interest	57.8	246.9
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 123.6 and 122.9 shares at September 30, 2013 and December 31, 2012, respectively	1.2	1.2
Additional paid-in capital	1,231.8	1,260.7
Retained earnings	1,607.3	1,467.7
Accumulated other comprehensive income (loss)	(146.2)	(124.1)
Less cost of shares of common stock in treasury – 13.1 shares and 13.0 shares at September 30, 2013 and December 31, 2012, respectively	(599.9)	(597.8)
Total Terex Corporation stockholders’ equity	2,094.2	2,007.7
Noncontrolling interest	25.8	23.6
Total stockholders’ equity	2,120.0	2,031.3
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,489.5	$6,746.2

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Nine Months Ended September 30,
	2013	2012
Operating Activities of Continuing Operations
Net income	$135.6	$135.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	117.6	112.3
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(95.9)	19.3
Inventories	(114.3)	(103.1)
Trade accounts payable	79.0	(13.1)
Customer advances	(3.3)	41.5
Other, net	44.4	(53.3)
Net cash provided by (used in) operating activities of continuing operations	163.1	138.8
Investing Activities of Continuing Operations
Capital expenditures	(60.9)	(56.1)
Other investing activities, net	44.5	12.0
Net cash (used in) provided by investing activities of continuing operations	(16.4)	(44.1)
Financing Activities of Continuing Operations
Net cash provided by (used in) financing activities of continuing operations	(447.9)	(326.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6.2)	0.6
Net Increase (Decrease) in Cash and Cash Equivalents	(307.4)	(231.5)
Cash and Cash Equivalents at Beginning of Period	678.0	774.1
Cash and Cash Equivalents at End of Period	$370.6	$542.6

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Third Quarter				Year-to-Date
	2013		2012		2013		2012
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,810.6		$1,822.0		$5,441.9		$5,652.9
Gross profit	387.1	21.4%	378.6	20.8%	1,071.1	19.7%	1,138.0	20.1%
SG&A	246.2	13.6%	246.7	13.5%	776.5	14.3%	767.3	13.6%
Income from operations	$140.9	7.8%	$131.9	7.2%	$294.6	5.4%	$370.7	6.6%

AWP
Net sales	$533.3		$437.7		$1,649.0		$1,374.1
Gross profit	127.6	23.9%	100.3	22.9%	393.1	23.8%	300.7	21.9%
SG&A	46.9	8.8%	42.4	9.7%	138.8	8.4%	125.5	9.1%
Income from operations	$80.7	15.1%	$57.9	13.2%	$254.3	15.4%	$175.2	12.8%

Construction
Net sales	$241.7		$290.4		$796.3		$1,042.3
Gross profit	24.5	10.1%	26.0	9.0%	76.5	9.6%	111.6	10.7%
SG&A	28.8	11.9%	34.3	11.8%	98.9	12.4%	110.3	10.6%
Income (loss) from operations	$(4.3)	(1.8)%	$(8.3)	(2.9)%	$(22.4)	(2.8)%	$1.3	0.1%

Cranes
Net sales	$453.0		$516.1		$1,445.1		$1,476.4
Gross profit	82.1	18.1%	102.2	19.8%	252.8	17.5%	280.0	19.0%
SG&A	53.2	11.7%	50.7	9.8%	168.0	11.6%	165.9	11.2%
Income from operations	$28.9	6.4%	$51.5	10.0%	$84.8	5.9%	$114.1	7.7%

MHPS
Net sales	$460.6		$444.9		$1,169.6		$1,325.8
Gross profit	111.1	24.1%	111.3	25.0%	228.4	19.5%	313.4	23.6%
SG&A	92.6	20.1%	93.9	21.1%	296.2	25.3%	284.6	21.5%
Income (loss) from operations	$18.5	4.0%	$17.4	3.9%	$(67.8)	(5.8)%	$28.8	2.2%

MP
Net sales	$147.7		$149.9		$478.3		$509.4
Gross profit	37.0	25.1%	34.1	22.7%	110.7	23.1%	115.1	22.6%
SG&A	18.1	12.3%	18.9	12.6%	55.6	11.6%	56.0	11.0%
Income from operations	$18.9	12.8%	$15.2	10.1%	$55.1	11.5%	$59.1	11.6%

Corporate/Eliminations
Net sales	$(25.7)		$(17.0)		$(96.4)		$(75.1)
Gross profit	4.8		4.7		9.6		17.2
SG&A	6.6		6.5		19.0		25.0
Loss from operations	$(1.8)		$(1.8)		$(9.4)		$(7.8)

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on the translation of our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended September 30, 2013, unless otherwise indicated.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Third Quarter 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt – Early extinguishment	$(49.9)	**	$(32.3)	$(0.29)
Production Realignment- MHPS	(6.9)	30.6%	(4.8)	(0.04)
Production Realignment- Construction	(1.3)	24.5%	(1.0)	(0.01)
Change in UK Rate	-	-	(1.6)	(0.01)
Total EPS Effect	$(58.1)		$(39.7)	$(0.35)

* Based on weighted average diluted shares of 113.3M
** Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2013	Sept 30, 2012	% change	June 30, 2013	% change
Consolidated Backlog	$1,833.4	$1,717.6	7%	$2,178.9	(16)%
AWP	$311.9	$231.7	35%	$497.3	(37)%
Construction	$157.2	$133.7	18%	$179.5	(12)%
Cranes	$485.4	$671.0	(28)%	$581.2	(16)%
MHPS	$826.8	$616.1	34%	$860.3	(4)%
MP	$52.1	$65.1	(20)%	$60.6	(14)%

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Income (loss) from operations	$140.9	$131.9	$294.6	$370.7
Depreciation	27.0	23.1	79.1	73.0
Amortization	12.3	12.6	38.5	39.3
Bank fee amortization not included in Income (loss) from operations	(1.9)	(2.3)	(6.2)	(7.3)
EBITDA	$178.3	$165.3	$406.0	$475.7

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, plus or minus changes in working capital, less capital expenditures.

	Three months ended Sept 30, 2013	Nine Months ended Sept 30, 2013
Income from operations	$140.9	$294.6
Depreciation and amortization	39.3	117.6
Proceeds from sale of assets	4.5	45.2
Changes in working capital	(78.3)	(134.5)
Capital expenditures	(19.5)	(60.9)
Free cash flow	$86.9	$262.0

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

Three months ended Sept 30,
2012
Income (loss) from operations as reported	$131.9
Production Realignment-Construction	1.3
Production Realignment- MHPS	6.9
Income (loss) from operations as adjusted	$140.1

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”)(as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation stockholders’ equity plus Debt (as defined below) less Cash and cash equivalents for the previous five quarters. Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. NOPAT for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) does not represent its primary operations and, therefore, TFS finance receivable assets and results from operations have been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation stockholders’ equity is adjusted to include redeemable non-controlling interest as this item is deemed to be temporary equity and therefore should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Sept ‘13	Jun ‘13	Mar ‘13	Dec ‘12	Sept ‘12
Provision for (benefit from) income taxes	$20.8	$28.1	$15.3	$(7.5)
Divided by: Income (loss) before income taxes	109.4	47.7	34.6	(36.5)
Effective tax rate	19.0%	58.9%	44.2%	20.5%

Income (loss) income from operations as adjusted	$141.7	$85.6	$68.9	$26.3
Multiplied by: 1 minus Effective tax rate	81.0%	41.1%	55.8%	79.5%
Adjusted net operating income (loss) after tax	$114.8	$35.2	$38.4	$20.9

Debt (as defined above)	$1,905.9	$1,870.4	$2,082.5	$2,098.7	$2,063.8
Less: Cash and cash equivalents	(370.6)	(548.2)	(729.7)	(678.0)	(542.6)
Debt less Cash and cash equivalents	$1,535.3	$1,322.2	$1,352.8	$1,420.7	$1,521.2

Total Terex Corporation stockholders’ equity as adjusted	$2,002.2	$2,042.7	$2,053.8	$2,103.7	$2,149.2

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,537.5	$3,364.9	$3,406.6	$3,524.4	$3,670.4

September 30, 2013 ROIC	6.0%
Adjusted net operating income (loss) after tax (last 4 quarters)	$209.3
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,500.8

	Three months ended 9/30/13	Three months ended 6/30/13	Three months ended 3/31/13	Three months ended 12/31/12
Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$140.9	$85.3	$68.4	$27.9
(Income) loss from operations for TFS	0.8	0.3	0.5	(1.6)
Income (loss) from operations as adjusted	$141.7	$85.6	$68.9	$26.3

Reconciliation of Terex Corporation stockholders’ equity:	As of 9/30/13	As of 6/30/13	As of 3/31/13	As of 12/31/12	As of 9/30/12
Terex Corporation stockholders’ equity as reported	$2,094.2	$1,955.8	$1,957.5	$2,007.7	$2,054.6
TFS assets	(149.8)	(139.7)	(147.5)	(150.9)	(142.3)
Redeemable noncontrolling interest	57.8	226.6	243.8	246.9	236.9
Terex Corporation stockholders’ equity as adjusted	$2,002.2	$2,042.7	$2,053.8	$2,103.7	$2,149.2

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Third Quarter 2013 Net Sales		$1,810.6
	x	4
Trailing Three Month Annualized Net Sales		$7,242.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2013, working capital was:

Inventories	$1,742.9
Trade Receivables	1,164.5
Less: Trade Accounts Payable	(709.8)
Less: Customer Advances	(312.1)
Total Working Capital	$1,885.5

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com